Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS FINANCIAL RESULTS
FOR ITS FIRST QUARTER ENDED MARCH 31, 2017

Company to Host Quarterly Conference Call at 9:00 A.M. on May 10, 2017

St. Petersburg, FL - May 9, 2017: United Insurance Holdings Corp. (NASDAQ: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, today reported its financial results for the first quarter ended March 31, 2017.

($ in thousands, except per share and ratios)	Three Months Ended
	March 31,
	2017	2016	Change
Gross premiums written	$168,842	$135,956	24.2%
Gross premiums earned	$182,065	$146,502	24.3%
Ceded premiums earned	$(74,882)	$(45,132)	65.9%
Net premiums earned	$107,183	$101,370	5.7%
Total revenues	$122,633	$107,561	14.0%
Earnings before income tax	$5,938	$4,330	37.1%
Net income	$3,899	$2,951	32.1%
Net income per diluted share	$0.18	$0.14	28.6%
Book value per share	$11.37	$11.35	0.2%
Return on average equity, trailing twelve months	2.7%	13.0%	(10.3	) pts
Loss ratio, net[1]	59.1%	63.4%	(4.3	) pts
Expense ratio, net[2]	49.1%	38.4%	10.7	pts
Combined ratio (CR)[3]	108.2%	101.8%	6.4	pts
Effect of current year catastrophe losses on CR	9.9%	14.9%	(5.0	) pts
Effect of prior year (favorable) development on CR	(0.5)%	3.1%	(3.6	) pts
Effect of ceding commission income on CR	7.9%	—%	7.9	pts
Underlying combined ratio[4]	90.9%	83.8%	7.1	pts

1 Loss ratio, net is calculated as losses and loss adjustment expenses (LAE) relative to net premiums earned.
2 Expense ratio, net is calculated as the sum of all operating expenses less interest expense relative to net premiums earned.
3 Combined ratio is the sum of the loss ratio, net and expense ratio, net.
4 Underlying combined ratio, a measure that is not based on U.S. generally accepted accounting principles (GAAP), is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

"We continued to grow and diversify in Q1 2017, but weather-related losses kept us from achieving our bottom line goals," said John Forney, President & CEO of UPC Insurance. "The biggest news of the quarter, though, was that we brought our merger with American Coastal to the brink of closure, and became one company on the first business day of Q2. We are excited to move forward on this next phase of our company's journey, and look forward to working with Dan Peed and his team at American Coastal and AmRisc."

Quarterly Financial Results

Net income for the first quarter of 2017 was $3.9 million, or $0.18 per diluted share, compared to net income of $3.0 million, or $0.14 per diluted share for the first quarter of 2016. The change in net earnings was primarily due to increases in earned premiums for the first quarter of 2017 compared to the first quarter of 2016.

The Company's total gross written premium increased by $32.9 million, or 24.2%, to $168.8 million for the first quarter of 2017 from $136.0 million for the first quarter of 2016, primarily due to strong organic growth in new and renewal business generated in the Company's Gulf and Northeast regions. The breakdown of the quarter-over-quarter changes in both direct written and assumed premiums by region is shown in the table below.

($ in thousands)	Three Months Ended March 31,
Direct Written and Assumed Premium By Region (1)	2017	2016	Change	Growth %

Florida	$75,364	$73,698	$1,666	2.3%
Gulf	40,778	29,669	11,109	37.4
Northeast	31,137	17,245	13,892	80.6
Southeast	20,192	18,634	1,558	8.4
Total direct written premium by region	167,471	139,246	28,225	20.3
Assumed premium (2)	1,371	(3,290)	4,661	(141.7)
Total gross written premium	$168,842	$135,956	$32,886	24.2%
1 Each region is comprised of the following states: Gulf includes Hawaii, Louisiana and Texas, Northeast includes Connecticut, Massachusetts, New Jersey, New York and Rhode Island, and Southeast includes Georgia, North Carolina and South Carolina.
2 Amounts include premiums assumed from Citizens Property Insurance Corporation as well as the Texas Windstorm Insurance Association in 2016 and 2017.

Loss and LAE decreased by $(1.0) million, or (1.4)%, to $63.3 million for the first quarter of 2017 from $64.3 million for the first quarter of 2016. Loss and LAE expense as a percentage of net earned premiums decreased 4.3 points to 59.1% for the quarter, compared to 63.4% for the same period last year. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the quarter was 29.2%, a decrease of 2.2 points from 31.4% during the first quarter of 2016.

Policy acquisition costs increased by $8.4 million, or 31.1%, to $35.4 million for the first quarter of 2017 from $27.0 million for the first quarter of 2016. These costs vary directly with changes in gross premiums earned and were generally consistent with the Company's growth in premium production and higher average market commission rates outside of Florida.

Operating expenses increased by $1.9 million, or 48.5%, to $5.9 million for the first quarter of 2017 from $4.0 million for the first quarter of 2016, primarily due to increased costs related to the Company's ongoing growth.

General and administrative expenses increased by $3.4 million, or 42.9%, to $11.3 million for the first quarter of 2017 from $7.9 million for the first quarter of 2016, primarily due to increases in personnel costs related to the Company's continued growth and higher depreciation and amortization costs resulting from the acquisition of Interboro Insurance Company during the second quarter of 2016.

Combined Ratio Analysis

The calculation of the Company's underlying loss and combined ratios is shown below.

($ in thousands except ratios)	Three Months Ended
	March 31,
	2017	2016	Change
Loss and LAE	$63,333	$64,258	$(925)
% of Gross earned premiums	34.8%	43.9%	(9.1	) pts
% of Net earned premiums	59.1%	63.4%	(4.3	) pts
Less:
Current year catastrophe losses	$10,612	$15,056	$(4,444)
Prior year reserve (favorable) development	(526)	3,186	(3,712)
Underlying Loss and LAE (1)	$53,247	$46,016	$7,231
% of Gross earned premiums	29.2%	31.4%	(2.2	) pts
% of Net earned premiums	49.7%	45.4%	4.3	pts
Policy acquisition costs	$35,436	$27,032	$8,404
Operating and underwriting	5,872	3,954	1,918
General and administrative	11,333	7,933	3,400
Total Operating Expenses	$52,641	$38,919	$13,722
% of Gross earned premiums	28.9%	26.6%	2.3	pts
% of Net earned premiums	49.1%	38.4%	10.7	pts
Combined Ratio - as % of gross earned premiums	63.7%	70.5%	(6.8	) pts
Underlying Combined Ratio - as % of gross earned premiums	58.1%	58.0%	0.1	pts
Combined Ratio - as % of net earned premiums	108.2%	101.8%	6.4	pts
Underlying Combined Ratio - as % of net earned premiums (2)	90.9%	83.8%	7.1	pts
(1) Underlying Loss and LAE is a non-GAAP financial measure and is reconciled above to Net Loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.
(2) The underlying combined ratio is a non-GAAP financial measure which excludes the effect of current year catastrophe losses, prior year reserve development and ceding commission income earned of $8.4 million related to our quota share reinsurance program, which is not shown in the operating expenses above. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

Reinsurance Costs as a % of Earned Premium

Excluding the Company's flood business, for which it cedes 100% of the risk of loss, reinsurance costs in the first quarter of 2017 were 38.6% of gross premiums earned compared to 27.9% of gross premiums earned for the first quarter of 2016. Ceded earned premiums related to the Company's quota share reinsurance program that was launched on December 1, 2016 were $21.4 million and drove the 10.7% increase to reinsurance costs as a percentage of gross premiums earned in the current quarter compared to the fourth quarter last year.

Investment Portfolio Highlights

UPC Insurance's cash and investment holdings totaled $665.3 million at March 31, 2017 compared to $679.3 million at December 31, 2016. UPC Insurance's cash and investment holdings consist of investments in U.S. Government and agency securities, corporate debt and 100% investment grade money market instruments. Fixed maturities represented approximately 91.7% of total investments at March 31, 2017 with a modified duration of 3.7 years compared to 93.5% at December 31, 2016 and a modified duration of 3.7 years.

Book Value Analysis

Book value per share increased 2.0% from $11.15 at December 31, 2016, to $11.37 at March 31, 2017 and underlying book value per share increased 1.0% from $11.11 at December 31, 2016 to $11.22 at March 31, 2017. The increase in the Company's book value per share and underlying book value per share was driven primarily by retained earnings during 2017. The Company's underlying book value per share growth was impacted by the increase in accumulated other comprehensive income as shown in the table below.

($ in thousands, except for per share data)	March 31,	December 31,
	2017	2016
Book Value per Common Share
Numerator:
Common shareholders' equity	$247,107	$241,327
Denominator:
Total Shares Outstanding	21,726,608	21,646,614
Book Value Per Common Share	$11.37	$11.15

Book Value per Common Share, Excluding the Impact of Accumulated Other Comprehensive Income (AOCI)
Numerator:
Common shareholders' equity	$247,107	$241,327
Accumulated other comprehensive income	3,362	822
Shareholders' Equity, excluding AOCI	$243,745	$240,505
Denominator:
Total Shares Outstanding	21,726,608	21,646,614
Underlying Book Value Per Common Share*	$11.22	$11.11
* Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

Quarterly Cash Dividend

The Company today announced that its Board of Directors declared a cash dividend of $0.06 per share of common stock outstanding, payable in cash on May 30, 2017 to shareholders of record on May 23, 2017.

Definitions of Non-GAAP Measures

We believe that investors' understanding of UPC Insurance's performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Combined ratio excluding the effects of current year catastrophe losses, prior year reserve development and ceding commission income earned (underlying combined ratio) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of current year catastrophe losses on the combined ratio, prior year development on the combined ratio and ceding income earned related to our quota share reinsurance agreement on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our business that may be obscured by current year catastrophe losses, losses from lines in run-off, prior year development and ceding commission income earned. Current year catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. Ceding commission income compensates the Company for expenses it incurs in generating the premium ceded under our quota share reinsurance agreement. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance. The most direct comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of our business.

Net Loss and LAE excluding the effects of current year catastrophe losses and reserve development (underlying Loss and LAE) is a non-GAAP measure which is computed as the difference between loss and LAE, current year catastrophe losses and prior year reserve development. We use underlying loss and LAE figures to analyze our loss trends that may be impacted by current year catastrophe losses and prior year development on our reserves. As discussed previously, these three items can have a significant impact on our loss trend in a given period. The most direct comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net losses and LAE and does not reflect the overall profitability of our business.

Consolidated net loss ratio excluding the effects of current year catastrophe losses, reserve development (underlying loss ratio) is a non-GAAP ratio, which is computed as the difference between three GAAP operating ratios: the consolidated net loss ratio, the effect of current year catastrophe losses on the loss ratio, and the effect of prior year development on the loss ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our consolidated net loss ratio that may be obscured by current year catastrophe losses and prior year development. As discussed previously, these two items can have a significant impact on our consolidated net loss ratio in a given period. The most direct comparable GAAP ratio is our net consolidated Loss and LAE ratio. The underlying loss ratio should not be considered as a substitute for net consolidated loss ratio and does not reflect the overall profitability of our business.

Book value per common share, excluding the impact of accumulated other comprehensive income, is a ratio that uses a non-GAAP measure. It is calculated by dividing common shareholders' equity after excluding accumulated other comprehensive income by total common shares outstanding plus dilutive potential common shares outstanding. We use the trend in book value per common share, excluding the impact of accumulated other comprehensive income, in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. We believe the non-GAAP ratio is useful to investors because it eliminates the effect of interest rates that can fluctuate significantly from period to period and are generally driven by economic and financial factors which are not influenced by management. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of accumulated other comprehensive income, should not be considered a substitute for book value per common share, and does not reflect the recorded net worth of our business.

Conference Call Details

Date and Time:    May 10, 2017 - 9:00 A.M. ET

Participant Dial-In:    (United States): 877-407-8829
(International): 201-493-6724

Webcast:	To listen to the live webcast, please go to www.upcinsurance.com (Investor Relations) and click on the conference call link, or go to: http://upcinsurance.equisolvewebcast.com/q1-2017

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services residential property and casualty insurance policies using a network of independent agents and a group of wholly owned insurance subsidiaries. The Company currently writes policies in Connecticut, Florida, Georgia, Hawaii, Louisiana, Massachusetts, New Jersey, New York, North Carolina, Rhode Island, South Carolina and Texas, and is licensed to write in Alabama, Delaware, Maryland, Mississippi, New Hampshire, and Virginia. UPC Insurance also has a commercial residential product in Florida. The Company’s commercial presence was further expanded by the merger with Florida’s largest commercial property writer, American Coastal Insurance Company. From its headquarters in St. Petersburg, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims. UPC Insurance is a company committed to financial stability and solvency.

Forward-Looking Statements

Statements in this press release, conference call identified above, and otherwise, that are not historical facts are “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words such as “may,” “will,” “expect,” "endeavor," "project," “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative variations thereof or comparable terminology are intended to identify forward-looking statements. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date on which they are made, and, except as required by applicable law, we undertake no obligation to update or revise any forward-looking statement.

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CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
Jessica Strathman		Adam Prior
SEC Reporting Manager		Senior Vice-President
(727) 895-7737 / jstrathman@upcinsurance.com		(212) 836-9606 / aprior@equityny.com

Consolidated Statements of Comprehensive Income
In thousands, except share and per share amounts

	Three Months Ended
	March 31,
	2017	2016
REVENUE:
Gross premiums written	$168,842	$135,956
Decrease in gross unearned premiums	13,223	10,546
Gross premiums earned	182,065	146,502
Ceded premiums earned	(74,882)	(45,132)
Net premiums earned	107,183	101,370
Investment income	2,951	2,396
Net realized gains (losses)	(351)	270
Other revenue	12,850	3,525
Total revenues	$122,633	$107,561
EXPENSES:
Losses and loss adjustment expenses	63,333	64,258
Policy acquisition costs	35,436	27,032
Operating expenses	5,872	3,954
General and administrative expenses	11,333	7,933
Interest expense	759	75
Total expenses	116,733	103,252
Income before other income	5,900	4,309
Other income	38	21
Income before income taxes	5,938	4,330
Provision for income taxes	2,039	1,379
Net income	$3,899	$2,951
OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains on investments	3,731	6,380
Reclassification adjustment for net realized investment losses (gains)	351	(270)
Income tax expense related to items of other comprehensive income	(1,542)	(2,361)
Total comprehensive income	$6,439	$6,700

Weighted average shares outstanding
Basic	21,471,185	21,346,701
Diluted	21,688,733	21,537,496

Earnings per share
Basic	$0.18	$0.14
Diluted	$0.18	$0.14

Dividends declared per share	$0.06	$0.05

Consolidated Balance Sheets
In thousands, except share amounts

	March 31, 2017	December 31, 2016
ASSETS
Investments available for sale, at fair value:
Fixed maturities	$496,124	$494,516
Equity securities - common and preferred	30,039	28,398
Other investments	14,943	5,733
Total investments	$541,106	$528,647
Cash and cash equivalents	124,219	150,688
Accrued investment income	3,645	3,735
Property and equipment, net	17,453	17,860
Premiums receivable, net	37,674	38,883
Reinsurance recoverable on paid and unpaid losses	35,788	24,028
Prepaid reinsurance premiums	92,745	132,564
Goodwill	14,254	14,254
Deferred policy acquisition costs	63,806	65,473
Other assets	20,195	23,554
Total Assets	$950,885	$999,686
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$141,102	$140,855
Unearned premiums	359,000	372,223
Reinsurance payable	56,960	99,891
Other liabilities	92,894	91,215
Notes payable	53,822	54,175
Total Liabilities	$703,778	$758,359
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 21,938,691 and 21,858,697 issued; 21,726,608 and 21,646,614 outstanding, respectively	2	2
Additional paid-in capital	99,995	99,353
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive income	3,362	822
Retained earnings	144,179	141,581
Total Stockholders' Equity	$247,107	$241,327
Total Liabilities and Stockholders' Equity	$950,885	$999,686